                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SILICON GAMING, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                     [LOGO OF SILICON GAMING APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 26, 1998

To the Shareholders of Silicon Gaming, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Silicon Gaming, Inc., a California corporation (the "Company"), will be held on Tuesday, May 26, 1998, at 2:30 p.m., local time, at the Doubletree Hotel, 2050 Gateway Place, San Jose, CA 95110, for the following purposes:

  1. To elect seven directors to serve for the ensuing year or until their successors are elected.

  2. To adopt the Silicon Gaming, Inc. 1998 Employee Stock Purchase Plan with an initial reserve of 450,000 shares.

  3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

  4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on March 31, 1998 are entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed. Any shareholder attending the meeting may vote in person even if he or she has previously returned a Proxy.

                                          Sincerely,

                                          /s/ Donald J. Massaro

                                          Donald J. Massaro
                                          Chairman of the Board, President and
                                           Chief Executive Officer

Palo Alto, California
April 20, 1998

  YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                     [LOGO OF SILICON GAMING APPEARS HERE]
                             2800 W. BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303

                               ----------------
                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 26, 1998

                               ----------------

GENERAL INFORMATION

  The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Gaming, Inc., a California corporation ("SGI" or the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 26, 1998 at 2:30 p.m. at the Doubletree Hotel, 2050 Gateway Place, San Jose, CA 95110. The Company's principal executive offices are located at 2800
W. Bayshore Road, Palo Alto, CA 94303. Its telephone number at that address is
(650) 842-9000.

  These proxy solicitation materials were mailed on or about April 20, 1998 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

  The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Beacon Hill Partners to assist in the solicitation of proxies for which it will receive a fee from the Company of approximately $3,000 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone or telecopy. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

REVOCABILITY OF PROXIES

  Any person giving a Proxy has the power to revoke it at any time before its use by delivering to the Company's principal executive offices a written notice of revocation or a duly executed Proxy bearing a later date. The Proxy may also be revoked by attending the Annual Meeting and voting in person.

RECORD DATE, VOTING AND SHARE OWNERSHIP

  Shareholders of record on March 31, 1998 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 14,147,641 shares of the Company's common stock, $.001 par value ("Common Stock"), were issued and outstanding. For information regarding holders of 5% or more of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

  Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder. A shareholder who abstains from voting on any or all matters will be deemed present at the meeting for quorum purposes, but will be deemed not to have voted in favor of the particular matter (or matters) as to which the shareholder has abstained. In the event a nominee (such as a brokerage firm) that is holding shares for beneficial owners does not receive instructions from such beneficial owners as to how to vote those shares on certain matters and does not have discretionary authority to vote on those matters, then the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such matters (a so-called "broker non-vote").

                  MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the Board of Directors (the "Board") shall consist of between four and seven directors. The number of directors is currently fixed at seven. At the Annual Meeting, seven directors are to be elected to serve until the Company's next Annual Meeting or until their successors are elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

NOMINEES

  Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of March 1, 1998.

   NAME              AGE PRINCIPAL OCCUPATION                    DIRECTOR SINCE
   ----              --- --------------------                    --------------
   Donald J. Massaro 54  Chairman, President and Chief
                          Executive Officer, Silicon Gaming,
                          Inc.                                        1995
   Andrew S. Pascal  32  Executive Vice President -- Marketing
                          and Game Development, Silicon
                          Gaming, Inc.                                 --
   William Hart      57  General Partner, Technology Partners         1994
   Kevin R. Harvey   33  General Partner, Benchmark Capital
                          Management                                  1995
   David S. Morse    54  Chairman, LBE Technologies, Inc.             1993
   Joseph T. Piemont 74  Management Consultant, Bluestone
                          Management                                  1997
   Thomas J. Volpe   62  Sr. Vice President, Financial
                          Operations, Interpublic Group of
                          Companies                                   1997

  Donald J. Massaro has served as Chairman of the Board of the Company since October 1996. From May 1995 to September 1996 he was a director of the Company. In addition, Mr. Massaro has served as President and Chief Executive Officer since June 1995. Mr. Massaro has over 20 years of general management experience and has been a director and/or chairman of the board of directors for a number of public and private Silicon Valley based technology companies. Prior to joining SGI, Mr. Massaro was Executive Vice President and General Manager of Worldwide Sales and Marketing for Conner Peripherals Inc. ("Conner"), a disk drive manufacturer, from July 1994 to May 1995. From January 1991 to June 1994, Mr. Massaro was Chief Executive Officer of Sjoberg Industries ("Sjoberg"), and Inversion Development Corporation ("Inversion"), manufacturers of environmental products. Prior thereto, he served as President and Chief Executive Officer of Metaphor Computer Systems ("Metaphor"), a company he co-founded in 1982 to develop and manufacture client-server based management information systems. Mr. Massaro's other prior experience includes positions as Corporate Vice President and President of Xerox Corporation's Office Products Division and President and Chief Executive Officer of Shugart Associates, a computer peripherals company he co-founded in 1972.

  Andrew S. Pascal has served as Executive Vice President -- Marketing and Game Development of the Company since October 1994. He has over 10 years of gaming industry experience with an emphasis in slot marketing, slot merchandising and slot operations. He joined SGI in October 1994 from Mirage Resorts,

Incorporated, where he worked from June 1985 to October 1994. Mr. Pascal held the position of Director of Slot Operations and Marketing at The Mirage Hotel and Casino ("The Mirage"). Mr. Pascal also served on The Mirage's eight-member Operating Committee, which set operating policy and established the strategic direction for The Mirage and its employees, from September 1992 to October 1994. Prior to the opening of The Mirage, Mr. Pascal served as the Director of Slot Marketing for the Golden Nugget Casino-Hotel.

  William Hart has served as a director of the Company since May 1994. In addition, Mr. Hart is a general partner of Technology Partners, a venture capital investment firm founded by Mr. Hart in 1980, which currently manages $100 million in funds for early stage venture capital investments. Prior to founding Technology Partners, Mr. Hart held positions with Cresap, McCormick and Paget, a management consulting firm, and with IBM Corporation. Mr. Hart serves as a director of Cellnet Data Systems, Inc., Qualix Group Inc., Trimble Navigation Ltd., APX, LBE Technologies, Mobex and St. Helena Wine Co.

  Kevin R. Harvey has served as a director of the Company since August 1995. In addition, Mr. Harvey is a General Partner of Benchmark Capital Management LLC ("Benchmark"), a Silicon Valley venture capital firm which currently manages a $90 million fund. Prior to joining Benchmark in 1995, Mr. Harvey successfully started two software companies. The first, Styleware, a provider of integrated software for the Apple II personal computer, was founded in 1985 and subsequently sold to Claris Corporation. His second startup, Approach Software, provided the first, easy-to-use client server database software for Windows and was sold to Lotus Development in 1993.

  David S. Morse is a founder and current director of the Company. In addition, Mr. Morse served as Chairman of the Board of Directors from the Company's inception to September 1996. Mr. Morse also currently serves as Chairman of the Board for LBE Technologies, Inc., a company he founded to develop virtual reality based auto racing simulations. Mr. Morse is a founder and has served as Chief Executive Officer of Crystal Dynamics, Inc., an interactive video game developer and publisher, from July 1992 to June 1993 and from December 1994 to May 1995. Mr. Morse was founder, President and Chief Executive Officer of New Technologies Group, Inc., ("NTG"), the company which developed the original video game technology employed in games developed by The 3DO Company ("3DO"). NTG was one of the founding partners of 3DO and was subsequently acquired by 3DO. Mr. Morse served with NTG from July 1989 to June 1993. Mr. Morse was also the founder, President and Chief Executive Officer of Amiga Computer, Inc., prior to its acquisition by Commodore Business Machines, Inc. in 1984.

  Joseph T. Piemont has been a director of the Company since March 1997. In addition, Mr. Piemont has served as a management consultant for Bluestone Management Company, a performance management company, for over five years. Mr. Piemont also serves as a director of Crown Vantage, Inc., a manufacturer of specialty paper products, and he is a retired director of James River Corporation, a manufacturer of consumer paper products.

  Thomas J. Volpe has been a director of the Company since March 1997. In addition, Mr. Volpe has served as Senior Vice President, Financial Operations for The Interpublic Group of Companies, Inc., an advertising agency holding company, from March 1986 to present. Mr. Volpe is also a director of Atlantis Corporation, a film production company, and Amivest Corporation, a registered investment company. Additionally, Mr. Volpe serves as a trustee of St. Francis College, Brooklyn, New York, as a member of the Board of Directors of the New York City Chapter of the National Multiple Sclerosis Society, and as a trustee of the Business Council of the United Nations.

  There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

  During fiscal year 1997, the Board of directors held five meetings and acted by unanimous written consent on three occasions. The Board of Directors has an Audit Committee and a Compensation Committee.

  During fiscal 1997, the Audit Committee consisted of Messrs. Fell and Hart. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held one meeting during the last fiscal year.

  The Compensation Committee for the 1997 fiscal year consisted of Messrs. Harvey and Morse. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers, and for administering the Company's stock option plans and the Employee Stock Purchase Plan. The Compensation Committee held one meeting during the last fiscal year.

  The Company has no standing Nominating Committee. Nominations for election of directors at the Annual Meeting were made by a majority of the Board of Directors of the Company.

  During fiscal year 1997, no director attended fewer than 70% of the meetings of the Board of Directors and Committees of the Board on which such director served.

DIRECTORS' COMPENSATION

  Non-employee directors receive no cash compensation for attending meetings of the Board or Board Committees, with the exception of Mr. Joseph Piemont, who receives $2,000 per Board meeting attended and an annual retainer of $25,000. In connection with consulting services rendered by Mr. Piemont to the Company prior to his becoming elected to the Board, the Company paid Mr. Piemont consulting fees totaling $4,000 during 1996 and $8,000 during 1997. Non-employee directors are reimbursed for out-of-pocket expenses in connection with attendance at meetings of the Board or Board Committees.

  Non-employee directors receive automatic option grants under the 1996 Outside Directors Stock Option Plan (the "Directors Plan"). As of the date of this Proxy Statement, there were six non-employee directors eligible to participate in the Directors Plan. Under the Directors Plan, each non-employee Board member who (i) was a non-employee director prior to the effective date of the Company's initial public offering ("Effective Date") or (ii) first became a non-employee director after the Effective Date received a non-statutory option to purchase 15,000 shares of Common Stock (unless such member was previously an employee of the Company). On the date of each annual shareholders' meeting each individual re-elected as a non-employee director at such meeting is automatically granted a non-statutory option to purchase 5,000 shares of Common Stock. A total of 200,000 shares were initially reserved for issuance under the Directors Plan. The exercise price per share of Common Stock subject to each automatic option grant is equal to one hundred percent (100%) of the fair market value per share on the automatic grant date. The options have a maximum term of 10 years, measured from the grant date, subject to earlier termination upon cessation of service as a director.

  Options granted under the Directors Plan are exercisable according to the vested ratio of shares. The initial automatic grant for 15,000 shares and each subsequent annual 5,000-share automatic grant made to each non-employee Board member vests in a series of 36 equal monthly installments beginning one month after the grant date, provided the Board member continues in Board service through each such vesting date. Notwithstanding the foregoing, options granted under the Directors Plan shall automatically vest upon the occurrence of certain corporate transactions, including certain mergers or changes in control of the Company or the sale of all or substantially all of the Company's assets.

During fiscal year 1997 initial grants of options to purchase 15,000 shares of Common Stock were made to Messrs. Piemont and Volpe at an exercise price of $18.75 per share. Pursuant to the 1997 Annual Meeting, Messrs. Fell, Hart, Harvey and Morse each received automatic grants of options to purchase 5,000 shares of Common Stock on May 21, 1997 at an exercise price of $12.25 per share. In connection with the 1998 Annual Meeting, Messrs. Hart, Harvey, Morse, Piemont and Volpe will each receive automatic grants of options to purchase an additional 5,000 shares of Common Stock.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1998 by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the "Executive Compensation -- Summary Compensation Table" on page 7 and (iv) all directors and current executive officers as a group.

                                                    SHARES OF COMMON STOCK
                                                    BENEFICIALLY OWNED(1)
                                                    ---------------------------
   FIVE PERCENT SHAREHOLDERS, DIRECTORS AND                       PERCENTAGE
   EXECUTIVE OFFICERS                                 NUMBER       OWNERSHIP
   ----------------------------------------         ------------- -------------
   Robert M. Fell(2)...............................     1,144,742         8.1
    10550 Wilshire Blvd., Suite 1105
    Los Angeles, CA 90024
   FMR Corp.(3)....................................       967,500         6.8
    82 Devonshire Street
    Boston, MA 02109
   David S. Morse(4)...............................       644,591         4.6
    P.O. Box 9049
    Incline Village, NV 89452
   Kevin R. Harvey(5)..............................       607,959         4.3
    2480 Sand Hill Road, Suite 200
    Menlo Park, CA 94025
   Kleiner Perkins Caufield & Byers(6).............       512,622         3.6
    2750 Sand Hill Road
    Menlo Park, CA 94025
   Donald J. Massaro...............................       426,044         3.0
    c/o Silicon Gaming, Inc.
    2800 West Bayshore Road
    Palo Alto, CA 94303
   Andrew S. Pascal................................       328,717         2.3
   William Hart(7).................................       222,213         1.6
    1550 Tiburon Blvd., Suite A
    Belvedere, CA 94920
   Thomas E. Carlson...............................       153,178         1.1
   Thomas J. Volpe(8)..............................       142,082         1.0
    1271 Avenue of the Americas
    Rockefeller Center
    New York, NY 10020
   Karen M. Katz...................................       118,350           *
   Jeffrey D. Friedberg(9).........................        88,431           *
   Joseph T. Piemont...............................         5,416           *
    5311 Winged Foot Rd.
    Charlotte, NC 28226
   All directors and current executive officers as
    a group (12 persons)(10).......................     3,986,369        27.6

--------
  *   less than one percent
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 1, 1998 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In general, options granted under the 1994 Stock Option Plan are fully exercisable from the date of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price upon termination of employment. The information set forth in this table does not include among shares beneficially owned or outstanding shares of Common Stock issuable upon conversion of Nonvoting Redeemable Convertible Preferred Stock (the "Nonvoting Preferred"), which is convertible only upon 75 days' prior notice to the Company. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) Includes 1,133,974 shares held by Mr. Fell as Trustee of the Robert M. Fell Living Trust, dated 6/14/95.
 (3) Based on information provided in Schedule 13G as filed 2/14/98.
 (4) Includes 600,000 shares held by Mr. Morse and his spouse as Trustees of the Morse Family Trust dated 12/20/84 and 33,332 shares of Common Stock held by Mr. Morse's children, and of which Mr. Morse disclaims beneficial ownership.
 (5) Includes 520,400 shares held by Benchmark Capital Partners, L.P., and 60,600 shares held by Benchmark Founders' Fund, L.P. Mr. Harvey is a member of Benchmark Capital Management LLC ("BCM"), the general partner of each of these entities. Mr. Harvey disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Excludes 450,987 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, BCM would be the beneficial owner of 6.8% of the Company's outstanding Common Stock.
 (6) Includes 501,867 shares held by Kleiner Perkins Caufield & Byers VII, 8,533 shares held by KPCB VII Founders Fund and 2,222 shares held by KPCB Information Sciences Zaibatsu Fund II. KPCB VII Associates, an affiliate of Kleiner Perkins Caufield & Byers, is general partner of each of these entities. Excludes 241,987 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Kleiner Perkins Caufield & Byers would be the beneficial owner of 4.8% of the Company's outstanding Common Stock.
 (7) Includes 109,850 shares held by Technology Partners Fund V, L.P., of which TPW Management V, L.P. ("TPW") is the general partner, and 24,002 shares held by TPW. Mr. Hart is the Managing Partner of TPW. Mr. Hart disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Excludes 753,307 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Technology Partners Fund V, L.P. would be the beneficial owner of 6.3% of the Company's outstanding Common Stock.
 (8) Includes 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee.
 (9) Includes 1,333 shares held by Mr. Friedberg as custodian for his minor child. Mr. Friedberg resigned as an officer of the Company in February 1998.
(10) Includes 315,702 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 1, 1998. Also includes 1,133,974 shares held by Mr. Fell as Trustee of the Robert M. Fell Living Trust; 600,000 shares held by Mr. Morse and his spouse as Trustees of the Morse Family Trust; 33,332 shares held by Mr. Morse's children, of which Mr. Morse disclaims beneficial ownership; 520,400 shares and 60,600 shares beneficially owned by BCM, of which Mr. Harvey, a member of BCM, disclaims beneficial ownership except to the extent of his proportionate interest therein; 109,850 shares held by Technology Partners Fund V, L.P. and 24,002 shares held by TPW, of which Mr. Hart, the Managing Partner of TPW, the general partner of Technology Partners Fund V, L.P., disclaims beneficial ownership except to the extent of his proportionate interest therein; and 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee. Excludes 450,987 shares and 753,307 shares, respectively, of Nonvoting Preferred beneficially owned by BCM and Technology Partners Fund V, L.P. Assuming conversion of all outstanding shares of Nonvoting Preferred, the Company's executive officers and directors as a group would be deemed to be the beneficial owner of 32.6% of the Company's outstanding Common Stock.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose compensation for the fiscal year ended December 31, 1997 exceeded $100,000 for services rendered in all capacities to the Company during the last three fiscal years (the "Named Executive Officers"). Due to a change in the Company's fiscal year end, the fiscal year ended December 31, 1995 was a nine-month period.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL                LONG TERM
                                  COMPENSATION        COMPENSATION AWARDS
                                --------------------- -------------------
   NAME AND PRINCIPAL    FISCAL                        SHARES UNDERLYING     ALL OTHER
        POSITION          YEAR  SALARY(1)      BONUS    OPTIONS GRANTED   COMPENSATION(2)
   ------------------    ------ ---------     ------- ------------------- ---------------
Donald J. Massaro....... 1997    $250,000     $37,250        45,000           $1,771
 Chairman of the Board,  1996    $250,000     $15,000            --           $1,728
 President               1995    $139,262(3)  $    --       416,666(4)        $  913
 and Chief Executive
 Officer
Andrew S. Pascal........ 1997    $162,500     $35,003        30,000           $  332
 Executive Vice          1996    $135,129     $15,000       100,000           $  324
 President -- Marketing  1995    $ 93,570(5)  $    --        49,000(4)        $  991
 and Game Development
Karen M. Katz........... 1997    $148,333     $39,991        30,000           $  332
 Vice President -- Sales 1996    $128,115     $15,000            --           $  302
 and Support             1995    $ 50,000(6)  $    --        99,999(4)        $   --
Thomas E. Carlson....... 1997    $148,333     $25,157        30,000           $  627
 Vice President -- Chief 1996    $128,115     $15,000        33,333           $  571
 Financial Officer       1995    $ 72,000(7)  $    --        99,999(4)        $   --
Jeffrey D.
 Friedberg(8)........... 1997    $148,333     $24,267        30,000           $  406
 Vice President --       1996    $140,834     $15,000        33,333           $  370
 Engineering

--------
(1)  Salary includes any compensation deferred under Company's 401(k) plan.
(2) Represents life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Amounts shown for 1995 represent amounts paid during the 12 months ended December 31, 1995.
(3) Mr. Massaro became an executive officer of the Company in June 1995. Mr. Massaro's compensation reflects an annual salary of $250,000.
(4) The amount of options granted during the nine-month period ended December 31, 1995 is equal to the amount of options granted during the 12 months then ended.
(5) The salary earned by Mr. Pascal during the 12 months ended December 31, 1995 was $125,000.
(6) Ms. Katz became an executive officer of the Company in July 1995. Ms. Katz's 1995 compensation reflects an annual salary of $120,000.
(7) Mr. Carlson became an executive officer of the Company in July 1995. Mr. Carlson's 1995 compensation reflects an annual salary of $120,000. The salary reported in the table also includes $17,000 earned by Mr. Carlson in his capacity as a consultant prior to his becoming an officer of the Company.
(8) Mr. Friedberg became an executive officer of the Company in May 1996. All compensation disclosed for the year ended December 31, 1996 includes compensation earned in other capacities prior to his becoming an officer. Mr. Friedberg resigned as an officer in February 1998 and continues to provide consulting services to the Company.

STOCK OPTION GRANTS

  The following table sets forth further information regarding individual grants of options for the Company's Common Stock during the year ended December 31, 1997 for each Named Executive Officer. Such grants were made pursuant to the Company's 1994 Stock Option Plan. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE VALUE
                           NUMBER OF   % OF TOTAL                           AT ASSUMED ANNUAL RATES
                            SHARES      OPTIONS                           OF STOCK PRICE APPRECIATION
                          UNDERLYING   GRANTED TO   EXERCISE                   FOR OPTION TERM(4)
                            OPTIONS    EMPLOYEES     PRICE     EXPIRATION ---------------------------
          NAME           GRANTED(1)(2)  IN 1997   PER SHARE(3)    DATE         5%            10%
          ----           ------------- ---------- ------------ ---------- ---------------------------
Donald J. Massaro.......    45,000       4.068%     $ 14.50     4/16/07   $    410,354 $    1,039,917
Andrew S. Pascal........    30,000       2.712%     $ 14.50     4/16/07   $    273,569 $      693,278
Karen M. Katz...........    30,000       2.712%     $ 14.50     4/16/07   $    273,569 $      693,278
Thomas E. Carlson ......    30,000       2.712%     $ 14.50     4/16/07   $    273,569 $      693,278
Jeffrey D. Friedberg....    30,000       2.712%     $ 14.50     4/16/07   $    273,569 $      693,278

--------
(1) All options granted in 1997 were granted under the 1994 Stock Option Plan. The Board of Directors has discretion, subject to plan limits, to modify the terms of outstanding options.
(2) Each option is fully exercisable from the time of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares vest at the rate of 1/4 of the shares after one year and then 1/48 of the total number of shares each month thereafter. Each option expires ten years from the date of grant.
(3) The per-share exercise price of options granted represents the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as reported on the Nasdaq Stock Market.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided pursuant to the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information regarding the exercise of options by the named Executive Officers during 1997 and unexercised stock options held by each of the Named Executive Officers as of December 31, 1997:

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                           SHARES                OPTIONS AT DECEMBER 31, 1997     DECEMBER 31, 1997(1)
                         ACQUIRED ON    VALUE    ---------------------------- ----------------------------
                          EXERCISE   REALIZED(2) EXERCISABLE(3) UNEXERCISABLE EXERCISABLE(3) UNEXERCISABLE
                         ----------- ----------- -------------- ------------- -------------- -------------
Donald J. Massaro.......       0          --         21,804        23,196(4)            0            0
Andrew S. Pascal........       0          --        100,372        29,628(4)     $ 21,991       $9,259
Karen M. Katz...........       0          --          6,896        23,104(4)            0            0
Thomas E. Carlson.......       0          --         41,956        21,377(4)     $197,915            0
Jeffrey D. Friedberg....       0          --         41,956        21,377(4)     $197,915            0

--------
(1) Market value of underlying securities at year end ($10.4375) minus the exercise price.
(2)  Fair market value at time of exercise less exercise price.
(3) With certain exceptions, all options are fully exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination.
(4) Option shares not exercisable during fiscal 1997 pursuant to limitations on the number of shares that may be exercisable as incentive stock options during any fiscal year.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

  In May 1995, the Company entered into an employment agreement with Donald J. Massaro pursuant to which Mr. Massaro is employed as the Company's President and Chief Executive Officer. The agreement entitles Mr. Massaro to a salary of $20,833.33 per month. Under the agreement, Mr. Massaro has agreed to serve on the Board of Directors while serving as Chief Executive Officer and to resign from the Board at such time as his employment is terminated. In October 1996, Mr. Massaro was appointed Chairman of the Board of Directors. The agreement also provides for loans to Mr. Massaro from the Company for living expenses. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Harvey and Morse. In August 1995, Benchmark Capital Partners, L.P. ("Benchmark") and related entities purchased 2,192,982 shares of Series B Preferred Stock for an aggregate consideration of $2,499,999. In March 1996, Benchmark and related entities purchased 133,332 shares of Series C Preferred Stock for an aggregate consideration of $666,660. Mr. Harvey is a general partner of Benchmark Capital Management LLC ("BCM"), the general partner of Benchmark.

  The Company has granted to the purchasers of its Series A, Series B and Series C Preferred Stock and certain other securities of the Company (the "Holders"), including Benchmark and related entities and Mr. Morse, registration rights with respect to the shares of Common Stock issued or issuable, directly or indirectly, upon conversion of such Preferred Stock ("Registrable Shares"). Accordingly, the Holders of at least 30% of the Registrable Shares then outstanding have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act of 1933, as amended, (the "Securities Act") covering such Registrable Shares, subject to certain requirements as to the minimum amount of shares to be registered. In addition, the Holders of an aggregate of at least 30% of the Registrable Shares not already registered may require the Company to file a registration statement on Form S-3 covering such Registrable Shares, at any time when the Company is entitled to use such form, subject to certain requirements as to the minimum amount of shares to be registered. Any requested registration is subject to the Company's right to defer the registration under certain circumstances. In the event the Company proposes to register any of its securities under the Securities Act, the Holders are entitled to include their Registrable Shares in such registration at the Company expense, subject to the underwriters' right, for marketing purposes, to limit the amount of Registrable Shares included in such registration to no fewer than 20% of the shares included in such registration.

                     REPORT OF THE COMPENSATION COMMITTEE

  The following is the Report of the Compensation Committee of the Board of Directors, describing the compensation policies applicable to the Company's executive officers in connection with the compensation paid to such executive officers for the year ended December 31, 1997.

 Purpose of the Compensation Committee

  The Compensation Committee of the Board of Directors (the "Committee") has been authorized to establish the level of base salary payable to the Chief Executive Officer ("CEO") and certain other executive officers of the Company and to administer the Company's 1994 Stock Option Plan, under which grants may be made to such officers and other key employees, and the Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving individual bonuses for the CEO and certain other executive officers and other key employees each fiscal year. The Committee is composed entirely of non-employee directors.

 Compensation Philosophy

  Recognizing the need to respond to the competitive high technology business environment, the process utilized by the Committee in determining executive officer compensation levels is based upon the Committee's subjective judgment, with the goal of establishing compensation policies that enable the Company to attract, retain and reward employees who contribute to its long-term success.

 Competitive Frame of Reference

  The Committee evaluated compensation levels for executives in comparable positions to establish base salary, bonus awards and total compensation for the executive officers.

  In preparing the performance graph for this Proxy Statement, the Company has selected a representative peer group (the "Peer Group Index"). Most companies in the Peer Group Index may not have been included in the Committee's compensation evaluation process, because they were determined not to be competitive with the Company for executive talent.

 General Compensation Components

  The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall achievement of Company milestones, their individual contribution to the success of the Company, and their personal performance. It is the Committee's objective to have each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation comprises three elements: (i) base salary, which is established primarily on the basis of individual performance and market considerations; (ii) annual bonus awards payable in cash and tied to the Company's achievement of pre-determined milestones and the executive's achievement of objectives within those milestones; and (iii) long-term stock-based incentive awards, typically in the form of stock options, for the purpose of aligning the interests of executive officers and the Company's shareholders.

  Base Salary. The base salary for each executive officer is set on the basis of personal performance and a review of salaries paid to persons in comparable positions within the area.

  Annual Bonus Award. Each executive officer has specific objectives as part of the Company milestones established at the start of the fiscal year. For example, the Company set target dates for such milestones as securing jurisdictional approvals in selected states, submitting new game releases for approval, establishing corporate information systems and processes and reducing product costs. Each executive officer was then given target dates for completion of objectives in support of each milestone. For the 1997 fiscal year, the Company achieved its milestones and paid bonuses to these executive officers to honor that achievement as well as the individuals' achievement of functional objectives within those milestones. Each year, the annual plan is reevaluated with new milestones and objectives.

  Long-Term Incentive Compensation. During fiscal 1997, the Committee made option grants to Messrs. Carlson, Friedberg, Kurth, Massaro, Mathews and Pascal and to Ms. Katz under the 1994 Stock Option Plan. Generally, the size of each grant is set at a level which the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period, and the number of unvested options held by the individual at the time of the new grant. The relative weight given by the Committee to each of these factors varies from individual to individual.

  The grants are designed to align the interests of the executive officers with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option generally vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company's Common Stock appreciates over the option term.

 Compensation of the Chief Executive Officer

  The annual base salary for Mr. Massaro, the Company's Chairman of the Board, Chief Executive Officer and President, was negotiated and established in June 1995 upon Mr. Massaro's joining the Company and is fixed by Mr. Massaro's employment agreement. See "Executive Compensation -- Employment, Severance and Change of Control Agreements."

  Mr. Massaro's bonus award for 1997 was dependent upon overall Company performance and achievement of the Company's pre-determined milestones. The bonus paid to Mr. Massaro for the fiscal year was based on the same plan as the bonuses paid to other officers.

 Tax Limitation

  As a result of federal tax legislation enacted in 1993, a publicly held company such as Silicon Gaming will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 1998 fiscal year will exceed the $1 million limit per officer. Accordingly, the Company has not adopted any limitations under its option plan in response to Section 162(m) provisions. In addition, the Company believes that any compensation expense incurred in connection with the exercise of stock options granted under its 1994 Stock Option Plan will continue to be deductible as performance-based compensation.

                                          COMPENSATION COMMITTEE

                                          Kevin R. Harvey
                                          David S. Morse

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative return, including reinvestment of dividends, at December 31, 1997 on $100 invested, alternatively, in the Company's Common Stock, the S&P 500 Index, and a group of peer companies selected by the Company on July 31, 1996 (the date of the Company's initial public offering).


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           SILCON         PEER          S&P
(Fiscal Year Covered)        GAMING         GROUP         500
-------------------          ----------     ---------     ----------
FYE  7/96                    $100           $100         $100
FYE 12/96                    $154           $103         $117
FYE 12/97                    $ 99           $128         $156

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1996, Technology Partners Fund V, L.P. ("Technology Partners"), of which William Hart is a general partner, purchased 133,334 shares of Series C Preferred Stock for an aggregate consideration of $666,670, Benchmark Capital Partners, L.P., and related entities controlled by Benchmark Capital Management LLC, of which Kevin Harvey is a member, purchased 133,332 shares of Series C Preferred Stock for an aggregate consideration of $666,660, and Interpublic Benefit Protection Trust, of which Thomas Volpe is a trustee, purchased 200,000 shares of Series C Preferred Stock for an aggregate consideration of $1,000,000.

  The Company has granted to the purchasers of Series A, Series B and Series C Preferred Stock registration rights with respect to the shares of Common Stock issued or issuable, directly or indirectly, upon conversion of such Preferred Stock. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

  Pursuant to Mr. Massaro's employment agreement, the Company has agreed to loan Mr. Massaro up to $75,000 per year for living expenses, secured by Common Stock of the Company owned by Mr. Massaro. As of March 31, 1998, $150,000 in principal was outstanding. The loan bears interest at 8% per annum. See "Executive Compensation -- Employment, Severance and Change of Control Agreements."

  In connection with the sale of Series C Preferred Stock to Interpublic, the Company and Interpublic entered into a letter agreement dated March 11, 1996 pursuant to which the Company agreed, among other things, not to enter into strategic alliances with Interpublic's competitors without its written consent, to provide Interpublic with periodic data regarding customer installations, and to provide Interpublic with preferred access with respect to placement of advertisements on the Company's products or integrating advertisements into promotional offerings of the Company's customers on behalf of Interpublic's advertising clients.

             PROPOSAL TWO -- ADOPTION OF THE SILICON GAMING, INC.

                       1998 EMPLOYEE STOCK PURCHASE PLAN

  GENERAL.

  The Company currently maintains the Silicon Gaming, Inc. 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"), pursuant to which eligible employees may purchase shares of the Company's Common Stock at a discount through payroll deductions. As of March 1, 1998, only 131,256 shares remained available for issuance under the 1996 Purchase Plan. The 1996 Purchase Plan is implemented through offerings of approximately 24 months in duration, and the Board of Directors has determined that the number of shares available for issuance under the 1996 Purchase Plan will not be sufficient to cover anticipated share requirements for the offerings which are currently in progress. Because of a recent change in generally accepted accounting principles applicable to employee stock purchase plans, the Company could be required to recognize a compensation expense if the share reserve of the 1996 Purchase Plan were increased and such additional shares were issued pursuant to offerings which began prior to the date on which the shareholders approved the share reserve increase. However, adoption of a new employee stock purchase plan under which offerings would not begin until after the date that the shareholders approve the plan would not cause the recognition of a compensation expense under current generally accepted accounting principles.

  Accordingly, on March 31, 1998, the Board of Directors adopted the Silicon Gaming, Inc. 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"), subject to shareholder approval, to become effective on August 3, 1998 (the "Effective Date"). The 1998 Purchase Plan will be implemented through six-month offerings in order to minimize any future impact of the change in the accounting rules described above, and to make the plan easier to administer. A total of 450,000 shares of Common Stock will be reserved for issuance under the 1998 Purchase Plan.

  The Board of Directors believes that adopting the 1998 Purchase Plan will benefit the Company since providing employees of the Company with an opportunity to purchase shares of Common Stock pursuant to the 1998 Purchase Plan should prove helpful in attracting, retaining, and motivating valued employees.

  DESCRIPTION OF THE 1998 PURCHASE PLAN.

  The following summary of the 1998 Purchase Plan is qualified in its entirety by the specific language of the 1998 Purchase Plan, a copy of which is available to any shareholder upon request.

  General. The 1998 Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Each participant in the 1998 Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each Offering unless the participant has withdrawn from participation in the 1998 Purchase Plan prior to such date.

  Shares Subject to Plan. A maximum of 450,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the 1998 Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 1998 Purchase Plan.

  Administration. The 1998 Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the 1998 Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the 1998 Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1998 Purchase Plan or any Purchase Rights. The 1998 Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

  Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the 1998 Purchase Plan is eligible to participate in an Offering under the 1998 Purchase Plan. However, no employee who owns or holds options to purchase, or as a result of participation in the 1998 Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the 1998 Purchase Plan. As of March 1, 1998, approximately 193 employees would be eligible to participate in the 1998 Purchase Plan.

  Offerings. Generally, each Offering of Common Stock under the 1998 Purchase Plan is for a period of six months (an "Offering Period"). Offering Periods under the 1998 Purchase Plan are sequential, with a new Offering Period beginning every six months. Offering Periods will generally commence on the first days of February and August of each year and end on the last days of the following July and January, respectively. The first Offering Period will commence on the Effective Date and will end on the last day of January 1999. Shares are purchased on the last day of each Offering Period (a "Purchase Date"). The Board may establish a different term for one or more Offerings or different commencement or ending dates for an Offering.

  Participation and Purchase of Shares. Participation in the 1998 Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an Offering Period. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period. Once an employee becomes a participant in the 1998 Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the 1998 Purchase Plan, becomes ineligible to participate in the 1998 Purchase Plan, or terminates employment.

  Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of (i) that number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the first day of the Offering Period or (ii) 1,250 shares, provided that these dollar and share amounts will be prorated for any Offering Period that is other than six months in duration. No participant may purchase under the 1998 Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

  At the end of each Purchase Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during that Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price per share at which shares are sold at the end of an Offering Period generally equals 85% of the lesser of the fair market value per share of the Company's Common Stock on the first day of the Offering Period or the Purchase Date. On March 1, 1998, the closing price of a share of the Company's Common Stock was $9.625, as reported on the Nasdaq Stock Market. Any payroll deductions under the 1998 Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

  A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

  Change in Control. The 1998 Purchase Plan provides that, in the event of (i) a sale or exchange by the shareholders of more than 50% of the company's voting stock, (ii) a merger or consolidation in which the Company is a party,
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the shareholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the 1998 Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the last day of the Offering Period to a date on or before the date of the Change in Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Change in Control will terminate.

  Termination or Amendment. The 1998 Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the 1998 Purchase Plan, except that the approval of the Company's shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1998 Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the 1998 Purchase Plan.

  SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 PURCHASE PLAN.

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1998 Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  A participant recognizes no taxable income either as a result of commencing to participate in the 1998 Purchase Plan or purchasing shares of the Company's Common Stock under the terms of the 1998 Purchase Plan.

  If a participant disposes of shares purchased under the 1998 Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the purchase date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be mid-term or long-term if the participant's holding period is more than twelve months.

  If the participant disposes of shares purchased under the 1998 Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a mid-term or long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be as mid-term or long-term capital loss.

  If the participant still owns the shares at the time of death, the lesser of
(i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

  The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

  THE BOARD OF DIRECTORS BELIEVES THAT THE ADOPTION OF THE 1998 PURCHASE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO ADOPT THE 1998 PURCHASE PLAN WITH AN INITIAL RESERVE OF 450,000 SHARES.

            PROPOSAL THREE -- RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP has audited the Company's consolidated financial statements since the fiscal year ended March 31, 1995.

  In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection.

  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                            ADDITIONAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and ten percent beneficial owners to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for such persons, the Company believes that each of its directors, officers and greater than ten percent beneficial owners during the fiscal year ended December 31, 1997 have complied with all filing requirements applicable to such person.

ANNUAL REPORT

  A copy of the Annual Report of the Company for the fiscal year ended December 31, 1997 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

  The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of this report, without charge, by writing to Investor Relations at the Company.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholder proposals that are intended to be presented at the 1999 Annual Meeting must be received by the Company not later than December 21, 1998 in order to be included. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. Such proposals should be addressed to Silicon Gaming, Inc., 2800 West Bayshore Road, Palo Alto, California 94303,
Att'n: Investor Relations.

OTHER MATTERS

  The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          THE BOARD OF DIRECTORS

Dated: April 20, 1998

1547-PS-98

                                     PROXY

                             SILICON GAMING, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 26, 1998

        KNOW ALL MEN BY THESE PRESENTS that the undersigned, shareholder(s) of SILICON GAMING, INC., do(es) hereby appoint DONALD J. MASSARO and THOMAS E. CARLSON, and each of them, proxies, each with full power of substitution, for and in the name and stead of the undersigned at the Annual Meeting of Shareholders of SILICON GAMING, INC., to be held on May 26, 1998, and at any and all adjournments thereof, to vote all shares of capital stock held by the undersigned, with all powers that the undersigned would possess if personally present, on each of the matters referred to herein.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1 AND FOR ITEMS 2 AND 3. IT WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER OF BUSINESS PROPERLY COMING BEFORE THE MEETING. IN THE EVENT THAT ANY NOMINEE FOR DIRECTOR IS UNABLE OR DECLINES TO SERVE AS A DIRECTOR, THIS PROXY WILL BE VOTED FOR ANY NOMINEE WHO SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

April 20, 1998

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 2:30 p.m. on Tuesday, May 26, 1998 at the Doubletree Hotel, 2050 Gateway Place, San Jose, CA, 95110. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

                                                Sincerely,


                                                Donald J. Massaro
                                                Secretary




[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

This proxy revokes any and all other proxies heretofore given by the undersigned.

1. Election of Directors

   NOMINEES: Donald J. Massaro, Andrew S. Pascal, William Hart, Kevin R. Harvey, David S. Morse, Joseph T. Piemont and Thomas J. Volpe.

                         [_] FOR         [_] WITHHELD


                 [_]_________________________________________
                    For all nominees except as noted above


2. To adopt the Silicon Gaming, Inc. 1998 Employee Stock Purchase Plan with an initial reserve of 450,000 shares.

              [_] FOR         [_] AGAINST             [_] ABSTAIN

3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

              [_] FOR         [_] AGAINST             [_] ABSTAIN


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in a fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or authorized person. If a partnership, please sign in partnership's name by authorized person.



Signature:________________________________________________ Date:________________



Signature:________________________________________________ Date:________________